Exhibit 10.1

Execution version

AGREEMENT

THIS AGREEMENT is made and entered into on the               day of October, 2006 between the City of Buffalo, New York (“City”), the Seneca Gaming Corporation (“Corporation”), Seneca Erie Gaming Corporation (“SEGC”) and, solely for purposes of Sections 4(a), 8, 9(c), 10 and 11 hereof, but subject to Sections 1, 2 and 3 hereof, the Seneca Nation of Indians (the “Seneca Nation” or the “Nation”), and shall be effective as set forth in Section 2 hereof.

WHEREAS, the Corporation was formed on August 1, 2002 and is wholly owned, and tribally chartered, by the Nation; and

WHEREAS, the Nation is a sovereign Indian nation recognized by the federal government of the United States of America and possessing all sovereign rights and powers pertaining thereto; and

WHEREAS, the Nation and the United States have entered into various treaties over time recognizing the Nation’s sovereign status and rights; and

WHEREAS, under the Indian Gaming Regulatory Act of 1988 (“IGRA”), federally recognized Indian tribes are permitted to conduct class III casino operations on Indian lands, subject to, among other things, the negotiation of a compact with the affected state; and

WHEREAS, pursuant to IGRA, the Nation entered into the Compact, as that term is defined herein, on August 18, 2002; and

WHEREAS, the Compact provides the Nation the exclusive right to build and operate three class III gaming facilities in Western New York, including in Erie County; and

WHEREAS, under the Compact, in consideration of this exclusivity and in consideration of the other undertakings and agreements therein set forth, the Nation agreed to contribute to the State of New York a portion of the proceeds from the operation and conduct of each category of gaming device for which exclusivity exists, based on the net drop of such machines (money dropped into machines, after payout but before expense) (the “State Contribution”); and

WHEREAS, the State Contribution to the State of New York for years 1-4 of the Compact is 18.0% paid on an annual basis; thereafter, the State Contribution is 22.0% for years 5-7 of the Compact payable on a semi-annual basis and 25.0% for years 8-14 of the Compact payable on a quarterly basis; and

WHEREAS, the Compact also provides that “host municipalities should be compensated to be able to adjust to the economic development expected to result from the gaming facilities authorized” by the Compact and that , consistent with that goal, “the State shall reach financial agreements with the host municipal governments, and any payment pursuant to such agreements shall be made by the State” (such compensation, the “Host Community Share”), which compensation may consist of a share of the State Contribution to be paid by the State to the “host municipality”; and

WHEREAS, the New York State Legislature subsequently enacted legislation setting the minimum level of such Host Community Share to be paid to the host municipality at twenty-five percent (25%) of the total State Contribution paid in any given year with respect to gaming device revenue derived from the gaming facility to be located in the County of Erie; and

WHEREAS, the Nation chartered the Corporation to operate and manage the Nation’s gaming operations and for the purpose of developing, constructing, leasing, operating, managing, maintaining, promoting and financing all of the Nation’s gaming facilities; and

WHEREAS, the Nation’s Tribal Council, at the request of the Corporation’s Board of Directors, chartered three subsidiary corporations of the Corporation to operate the three sites authorized by the Compact; and

WHEREAS, the subsidiary corporations are Seneca Niagara Falls Gaming Corporation, which operates Seneca Niagara Casino & Hotel, Seneca Territory Gaming Corporation, which operates Seneca Allegany Casino and SEGC which was chartered on August 9, 2003 to develop and operate a gaming facility in Erie County; and

WHEREAS, the City is a subdivision of the State of New York, possessing all rights and powers pertaining thereto; and

WHEREAS, the Buffalo Fiscal Stability Authority (“BFSA”) was created by the State of New York in 2003 with certain powers over the finances of the City of Buffalo including the power to approve certain contracts entered into by the City of Buffalo; and

WHEREAS, the BFSA has determined that all contracts involving the City of Buffalo that have a contract value of $50,000 or more must obtain BFSA approval; and

WHEREAS, this Agreement exceeds the threshold of BFSA approval authority and must therefore be referred to the BFSA for action prior to the City of Buffalo executing this Agreement; and

WHEREAS, on October 3, 2005, the Nation acquired approximately nine acres of land in the Inner Harbor Area of downtown Buffalo and designated that land as its preferred site in Erie County for constructing a class III gaming facility; and

WHEREAS, pursuant to and by operation of federal law, the Nation holds the Seneca Buffalo Creek Territory as restricted fee property and the Seneca Buffalo Creek Territory constitutes “Indian country” within the meaning of 18 U.S.C. Section 1151, and gaming eligible “Indian lands” under IGRA; and

WHEREAS, the Compact requires that, in order to preserve the Nation’s exclusive right to establish and operate a class III gaming facility in Erie County, New York, the Nation must have commenced construction of a class III gaming facility in Erie County by December 9, 2005; and

WHEREAS, the Nation has made the Seneca Buffalo Creek Territory available to the SEGC for its use in developing a class III gaming facility; and

WHEREAS, the SEGC commenced construction of a class III gaming facility on the Seneca Buffalo Creek Territory on December 8, 2005, and, as indicated by the Nation and the Corporation, construction of the casino on the Seneca Buffalo Creek Territory (the “Seneca Buffalo Creek Casino” or “Casino”), will be completed whether or not the City transfers the Fulton Street Section to the Corporation; and

WHEREAS, in order to obtain the benefits and to enter into the obligations of this Agreement, the Nation has agreed to, and has authorized the Corporation and SEGC to agree to, the limited waiver of sovereign immunity set forth in this Agreement; and

WHEREAS, in order to obtain the benefits and to enter into the obligations of this Agreement, the City has agreed to the alternative dispute resolution process specified in this Agreement; and

WHEREAS, in recognition of the rights and responsibilities of the Parties in accordance with applicable federal, Nation and New York State law, and in order to ensure their mutual benefit, the Parties wish to set forth their understandings with respect to certain matters pertaining to their ongoing relationship;

NOW, THEREFORE, the Parties hereby enter into this Agreement.

1.                                       Definitions.

For purposes of this Agreement, including the Appendices, terms defined in the preamble, recitals and other Sections of this Agreement shall have the meanings set forth therein and the following terms shall have the meanings set forth below:

(a)           “Agreement” means this Agreement and all Appendices attached hereto, as it may be amended from time to time in accordance with its terms.

(b)           “Appendix” means an appendix to this Agreement, each of which is incorporated into this Agreement by reference and made a part hereof.  “Appendices” means more than one Appendix.

(c)           “Casino” means the facility described in Appendix E.

(d)           “Certified Mail” means certified or registered mail, Federal Express, United Parcel Service, Express Mail or any similar mail delivery service generating a return receipt or a signature of the recipient, confirming delivery of that mail.  Certified Mail does not include electronic mail.

(e)           “City” has the meaning set forth in the preamble to this Agreement.

(f)            “Compact” means the Nation-State Gaming Compact between the Nation and the State of New York executed on August 18, 2002, which was deemed approved by the U.S. Secretary of the Interior, to the extent consistent with IGRA, and became effective on its publication in the Federal Register on December 9, 2002, including all amendments, modifications and supplements thereto.

(g)           “Corporation” has the meaning set forth in the preamble to this Agreement but, except in the recitals and Section 2 hereto, shall also include SEGC, it being recognized that all rights and obligations of the Corporation hereunder shall also be rights and obligations of its subsidiary SEGC and that the City shall have the right to enforce this Agreement against the Corporation, SEGC or both of them in the manner specified in this Agreement.

(h)           “Effective Date” has the meaning set forth in Section 2 of this Agreement.

(i)            “Fulton Street Payment” means a payment from the Corporation to the City, in immediately available funds, in the amount of six hundred thirty one thousand six hundred dollars ($631,600), which is the purchase price for the Fulton Street Section as determined by the City pursuant to the process set forth in the City of Buffalo Charter and ordinances.

(j)            “Fulton Street Section” means that section of Fulton Street between Michigan Avenue and Marvin Streets but not including any portion of the right of way of Michigan Street or Marvin Street as delineated in Appendix A hereto; for the avoidance of any doubt, the Fulton Street Section includes any right, title or interest in the airspace above or the lands below said Section.

(k)           “Governmental Authority” means any nation, country, commonwealth, territory, government, state, federally recognized Indian nation or tribe, county, parish, municipality, or other political subdivision and any entity, whether federal, state, local or otherwise, exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

(l)            “Host Community Share” has the meaning set forth in the recitals to this Agreement.

(m)          Infrastructure Improvements” means the improvements listed on Appendix C hereto.

(n)           “Inner Harbor Area” means the area described in Appendix D hereto.

(o)           “Material Breach” means a material, uncured breach of this Agreement.

(p)           “Opening” means the date on which all the elements of the Casino are opened to the general public.

(q)           “Party” means any signatory to this Agreement.

(r)            “Parties” means all the signatories to this Agreement unless the context specifically requires otherwise.

(s)           “Person” means an individual, corporation, partnership, trust, limited liability company, limited liability partnership, unincorporated organization, Governmental Authority, any agency or political subdivision of any government, or any other form of entity.

(t)            “Seneca Buffalo Creek Territory” means the approximately nine acre site owned by the Nation in restricted fee status and bounded by Perry Street, Marvin Street, South Park Avenue and Michigan Avenue, and “Seneca Buffalo Creek Territory” shall include the Fulton Street Section if and when it is converted to restricted fee status pursuant to federal law.

(u)           “State Contribution” has the meaning set forth in the recitals to this Agreement.

2.              Effectiveness of Agreement.     This Agreement shall be effective upon the latest to occur of (i) execution of this Agreement by the Mayor of the City after authorization from the Buffalo Common Council, (ii) execution of this Agreement by a duly authorized officer of the Corporation and SEGC after adoption of resolutions of the Boards of Directors of the Corporation and SEGC approving the execution, delivery and performance by the Corporation and SEGC of this Agreement, (iii) approval of this Agreement by the BFSA and (iv) execution of this Agreement by a duly authorized officer of the Nation after adoption of resolutions of the Nation’s Tribal Council approving the execution, delivery and performance by the Corporation, SEGC, and the Nation of this Agreement) (the latest to occur of such dates, the “Effective Date”).  The City shall promptly notify the Corporation when the execution and approvals referenced in clauses (i) and (iii) of the preceding sentence have been obtained and the Corporation shall promptly notify the City when the execution and approvals referenced in clauses (ii) and (iv) of the preceding sentence have been obtained.

3.                                       Term of Agreement.

(a)           Termination Date.  This Agreement shall terminate upon expiration or termination of the Compact in accordance with its terms, taking into account any automatic renewal term set forth therein and any renewal term agreed upon by the parties thereto.

(b)           Effect of Termination.   No termination or expiration of this Agreement shall affect (i) the obligation of any Party to pay any amount owed to any other immediately prior to such termination or expiration or (ii) any remedies of any Party hereto for breach of this Agreement.  Termination or expiration of this Agreement shall not serve as the basis for a Party to seek repayment of any consideration paid or undoing of any obligation fulfilled as of the date of such termination or expiration.

4.                                       Joint Efforts.

(a)           New York State Matters.  The Nation agrees to work with the City, in accordance with all applicable laws:

(i)            to facilitate dialogue between the City and New York State to have the City designated by New York State as the sole “host municipality” for the gaming facility on the Seneca Buffalo Creek Territory under, and as contemplated by, the Compact and Section 99-h of New York State Finance Law;

(ii)           to facilitate a dialogue between the City and New York State with the goal of assisting the City to obtain at least twenty-five percent (25%) of the portion of the State Contribution derived from net gaming device drop in the gaming facility on the Seneca Buffalo Creek Territory; provided that in no event shall the Nation have any obligation to pay more than the State Contribution it is required to pay under the Compact attributable to net gaming device drop in the gaming facility located on the Seneca Buffalo Creek Territory; and

(iii)          to facilitate dialogue between the City and New York State  concerning the possibility of the enactment of legislation by the New York State Legislature and/or an appropriate contract or agreement with the State of New York that would allow the Nation to pay the Host Community Share attributable to net gaming device drop from the gaming facility located on the Seneca Buffalo Creek Territory directly to the City instead of to the State of New York as currently required by the Compact and, with respect to persons and entities other than the Nation, the Corporation and any other Nation entity, New York State Finance Law.

(b)           Fire.  The Corporation and the City agree to work together to seek to maximize the safety of Casino employees and visitors to the Casino.   In furtherance of the foregoing, the Corporation and the Fire Commissioner of the City of Buffalo will maintain a cooperative relationship and the Corporation will provide opportunities for City fire protection personnel to familiarize themselves with the floor plans of the Casino and any other improvements on the Seneca Buffalo Creek Territory and permission for such personnel to enter the Seneca Buffalo Creek Territory in the event of a fire emergency.

(c)           Police.  Should the Corporation need traffic or crowd control assistance for special events, the Corporation shall request in writing such assistance from the City and the City shall provide such assistance.  The Corporation agrees to reimburse the City for its out of pocket costs therefor plus the City’s administrative review costs in the same amount and in the same manner as applies to other special events in the City of Buffalo.  The Corporation shall maintain at the Seneca Buffalo Creek Territory its in-house security service to provide substantial protection to the Seneca Buffalo Creek Casino and its employees and patrons and their property.  The Nation shall provide for police protection on the Seneca Buffalo Creek Territory in accordance with the Compact and applicable law.   It is recognized and agreed that the Seneca Nation Marshals or other police services of the Nation or private security services engaged by the Nation or Corporation shall not have any police or enforcement powers within the exterior limits of the City except on the Seneca Buffalo Creek Territory where they shall have such powers as are afforded by applicable law.

(d)           Water.  Recognizing the requirement to provide water service to all eligible customers under existing applicable federal law, the City shall provide local water service to the Corporation at the Seneca Buffalo Creek Territory.  The Corporation shall purchase water from the City for the Seneca Buffalo Creek Territory and shall pay water invoices on the same due dates and at the same rate as is charged from time to time to other similarly situated customers using the same volume of water.  The Corporation shall arrange for and pay for connection to water service under the same terms and conditions as applies to other similarly situated customers seeking similar connections to sewer service, including the requirement to use a licensed plumber to make the connections.  The City shall arrange for the Seneca Buffalo Creek Territory to be connected to local water in accordance with its customary procedures and such connection shall be accessed and maintained on the same terms as other similarly customers.

(e)           Sewer.  Recognizing the requirement to provide sewer service to all eligible customers under existing applicable federal law, the City shall provide local sewer service to the Corporation at the Seneca Buffalo Creek Territory.  The Corporation shall purchase sewer service from the City for the Seneca Buffalo Creek Territory and shall pay sewer invoices on the same due dates and at the same rate as is charged from time to time to other similarly situated customers.  The Corporation shall arrange for and pay for connection to sewer service under the same terms and conditions as applies to other similarly situated customers seeking similar connections to sewer service, including the requirement to use a licensed plumber to make the connections.  The City shall arrange for the Seneca Buffalo Creek Territory to be connected to the local sewer in accordance with its customary procedures and such connection shall be accessed and maintained on the same terms as other similarly situated customers.

(f)            Refuse collection.  It is understood and agreed by the Parties that the Corporation will not be relying upon the City to provide refuse collection services to the Seneca Buffalo Creek Territory but that the Corporation will instead engage the services of a licensed private contractor under applicable laws.

5.              Environmental Matters.  Although not required to do so, the Corporation will voluntarily cooperate in the preparation of such environmental reviews or reports that are required of the City by state or federal laws, including, but not limited to, the City’s compliance with the New York State Environmental Quality Review Act (“SEQRA”) with respect to the approval of this Agreement.

6.              Covenants of the City.  In exchange for the commitments of the Corporation and the Nation in this Agreement, the City shall:

(a)           Fulton Street Section.  (i) Promptly take such steps as are necessary under applicable law to abandon and sell to the Corporation the Fulton Street Section, using the appraisal method provided for in the Charter and ordinances of the City of Buffalo and (ii) within thirty (30) days after the Effective Date, deliver to the Corporation, upon receipt of the Fulton Street Payment, a duly executed quitclaim deed in the form of Appendix B hereto, together with an RP 5217 form, executed by the City, and a TP-584 form, both completed with respect to the City to the extent required.  The sale of the Fulton Street Section shall be free and clear of any encumbrances.  The City agrees to allow the Corporation to cap off, and to cooperate in any reasonable manner with such capping off, in each case at the expense of the Corporation and in accordance with applicable law, all public utility lines and facilities currently located within or under the Fulton Street Section.  Upon delivery to the Corporation of the executed quitclaim deed to the Fulton Street Section, the City shall, at the request of the Corporation or the Nation, transmit a letter to the U.S. Secretary of the Interior supporting the Nation’s submission to have the Fulton Street Section taken into restricted fee status in accordance with the Seneca Nation Land Claims Settlement Act.

(b)           Infrastructure Improvements.  Cooperate in good faith with the Corporation in any reasonable manner requested by the Corporation to assist in the expeditious completion of the Infrastructure Improvements and to hold regular meetings with the Corporation for the purposes set forth in Section 7(d) of this Agreement.

(c)           Host Community Share.  Deposit an amount equal to fifteen percent (15%) of each of the first eight and a half annual Host Community Share payments, within ten (10) days of receipt by the City, if any, received by the City after Opening of the Casino, into a segregated account established by the City in the City’s general fund designated solely for the purposes discussed below.  Decisions as to expenditures from this designated segregated account shall be made by the City, after consultation with and advice by a board that consists of four individuals as follows:  one individual designated by the Mayor of the City, one individual designated by the City’s Common Council, one individual designated by the Nation’s Tribal Council, and one individual designated by the Corporation.  The advisory board will recommend expenditures of those funds in the segregated account for use in the Inner Harbor Area.  The funds in the designated segregated account shall only be used to stimulate business and economic development in the Inner Harbor Area in order to create a critical mass of tourism and visitors to such Area.  In order to achieve such critical mass, the proceeds in the designated segregated account shall be used to (1) stimulate the development of middle and upper income housing and (2) fund improvements to roadways, signage and pedestrian areas, tourism and recreation initiatives, and any other initiative designed to stimulate tourism and visitors to the Inner Harbor Area.  This advisory board shall meet on a regular basis but no less than once every three months after creation of the designated segregated account and may meet at any time at the request of at least two (2) members of the board.  The advisory board shall be established no later than one (1) year after the effectiveness of this Agreement as set forth in Section 2 and shall remain in existence until all funds deposited in the segregated account have been expended in accordance with this Section.  For the avoidance of doubt, any amounts received by the City from the State Contribution that are not deposited in the segregated account referenced in the first sentence of this Section shall be for use by the City without any obligation to consult with or obtain the approval of the advisory board, the Corporation or the Nation.

(d)           Marketing.  Through the Buffalo Convention and Visitors Bureau (“CVB”), cooperate in good faith with the Corporation to promote tourism in the Inner Harbor Area.  Such marketing efforts of the CVB shall include marketing of the Corporation’s facilities on the Seneca Buffalo Creek Territory.

7.              Covenants of the Corporation.  In exchange for the commitments of the City in this Agreement, the Corporation shall:

(a)           Build the Casino.  Build, on the Seneca Buffalo Creek Territory, a casino and parking ramp substantially in accordance with the design that was publicly unveiled on or about June 1, 2006, with an aggregate capital investment by the Corporation of at least one hundred twenty-five million dollars ($125,000,000) and which will include 1,900 to 2,200 slot machines and 30 to 50 table games, all as more fully described in Appendix E.

(b)           Fulton Street Payment.  The Corporation will pay the Fulton Street Payment to the City in cash, in immediately available funds, upon receipt of the deed referenced in Section 6(a).

(c)           Construction.  The Corporation agrees to dispose of construction debris from the construction of the Casino in accordance with federal, Seneca Nation, state and local laws, if and to the extent applicable.

(d)           Infrastructure Improvements.  The Corporation agrees, at its expense, to undertake and complete the Infrastructure Improvements in a timely and expeditious manner.  Completion of the Infrastructure Improvements is expected to occur no later than six (6) months following the Opening of the Casino.  The Infrastructure Improvements are expected to cost between $5 and $7 million. The City and the Corporation acknowledge the Infrastructure Improvements to be made on the streets and rights of way of the City of Buffalo will be completed in accordance with all applicable laws and ordinances (including, without limitation, any requirement that the Corporation require its contractors to indemnify and hold the City harmless and to provide primary insurance coverage naming the City and its relevant affiliated entities as additional insureds).  The City and the Corporation will hold regular meetings to review progress on the Infrastructure Improvements.

(e)           MWBE/Workforce Matters.

(i)            The Corporation agrees to provide to the City, within sixty (60) days after the end of the Corporation’s fiscal year, an annual written report itemized in a manner consistent with the categories set forth in Section 9(a)(ii) and (vi), which set forth the Corporation’s intentions regarding hiring of Buffalo residents, minorities and females and  includes information regarding (x) the total number of people employed by the Corporation and Subsidiary at the gaming facility on the Seneca Buffalo Creek Territory and (y) the numbers of such employees who are minorities and women.  The Corporation shall also make available a human resources manager of the Corporation to attend a Common Council meeting once annually, if requested, to make a presentation regarding such annual report.

(ii)           The Corporation agrees to work with the agencies listed in Appendix F hereto to increase economic opportunity/employment opportunities for minorities and women including, without limitation, giving to such agencies advance written notice of job fairs and conducting job fairs in economically disadvantaged areas of the City, as identified by the City.

(f)            Marketing Covenants.  Recognizing that it is in the best interests of the Parties that the Seneca Buffalo Creek Casino draw visitors from outside the Western New York area, and maximize the amount of tourist dollars coming to the City and the Corporation from outside of the Western New York area, the Corporation agrees to:

(i)            Work with the board of the Buffalo Convention and Visitors Bureau (“CVB”) any other marketing committee or board created by the City to coordinate marketing of the City as a tourist destination in its own right.   Such efforts will include marketing of the facilities located on the Seneca Buffalo Creek Territory.

(ii)           Spend, annually, more than the CVB’s budget for fiscal year 2005 on marketing the Corporation’s development project on the Seneca Buffalo Creek Territory to people outside of the eight counties of Western New York, including on marketing strategies which would market the development project on the Seneca Buffalo Creek Territory as a package with other attractions in the City.  Within ninety (90) days of the end of each fiscal year of the Corporation following Opening of the Casino, the Corporation shall deliver to the City a certificate of an officer of the Corporation confirming compliance with this Section 7(f)(ii).

(iii)          Have a marketing executive from the Corporation make a presentation on an annual basis to the City of Buffalo Common Council to report on the foregoing marketing efforts.

  (iv)          Nothing contained in this Section 7(f) shall be deemed to limit the Corporation’s ability and right to market the Casino and the City as tourist destinations.

8.              Covenant of the Nation.  Each of the Corporation and Nation will designate an individual to participate on the board of directors described in  Section 6(c) above.

9.              Intentions.  With no legal obligation of each to the other (except to the extent expressly set forth elsewhere in this Agreement) but as a confirmation of their respective good faith intentions:

(a)           Corporation.  The Corporation declares its intention to (i) be a good neighbor to the City, (ii) employ approximately one thousand (1,000) people at the facilities located on the Seneca Buffalo Creek Territory after Opening of the Casino , with first and secondary preference given to qualified members of the Seneca Nation and Native Americans, respectively, in accordance with Nation law, and then consistent with existing human resource policies of the Seneca Gaming Corporation to provide a preference for qualified local residents, which in the case of the Seneca Buffalo Creek Casino would be the residents of the City of Buffalo, but with due regard for diversity within the workforce at all levels and with special efforts to recruit in high unemployment areas of the City of Buffalo, as designated by the City and such hiring goals acknowledge the City’s preference that 50% of the employees at the Casino shall be local residents to the extent practicable, (iii) use local construction companies in construction of the facilities located on the Seneca Buffalo Creek Territory and local vendors and suppliers to purchase the majority of its supplies and services (recognizing that they must first be licensed under applicable Nation procedures and that the contracting and procurement processes are subject to Nation law), (iv) explore non-gaming economic development projects in the City on land not taken into restricted fee status, (v) build the Casino and all other improvements on the Seneca Buffalo Creek Territory to building code requirements that are at least as high as those analogous but otherwise inapplicable New York State building codes, acknowledging that New York State building codes are not otherwise applicable to such construction, (vi) continue to follow policies with the goal of having a workforce to be employed at the gaming facility on the Seneca Buffalo Creek Territory that is composed of at least 25% minorities (which term includes, for purposes of this Section 9(a) and Section 7(e) above, members of the Nation and Native Americans) and at least 8% women; and (vii) to use good faith efforts to maintain in effect, during the construction phase and during the operation of the facility on the Seneca Buffalo Creek Territory, policies designed to achieve the goal that at all times 25% and 8% of such facility’s suppliers of goods and services (by number and dollar volume) will be minority and female owned businesses, respectively, (recognizing that, in each case, they must first be licensed under applicable Nation procedures and that the contracting and procurement processes are subject to Nation law).

(b)           City.  The City of Buffalo declares its intention to:  (i) be a good neighbor to the Corporation and the Seneca Nation, (ii) make such additional infrastructure improvements in the area of the Seneca Buffalo Creek Territory as may be determined at a future date to support the Corporation’s development project on the Seneca Buffalo Creek Territory as well as Inner Harbor Area projects, (iii) to the extent permitted by applicable law, cooperate with and assist the Corporation and the Nation in their activities on the Seneca Buffalo Creek Territory, and (iv) if the City of Buffalo is successful in obtaining a portion or all of the State Contribution allocate a portion of such State Contribution to gambling addiction and cultural programs..

(c)           Nation and Corporation.  The Corporation and Nation confirm that consistent with the Compact, except for the Seneca Buffalo Creek Territory, no land in the City of Buffalo will be acquired utilizing the provisions of the Seneca Nation Land Claims Settlement Act to implement Compact requirements, including requirements of any successor compact, to build and construct their class III gaming operation in the City of Buffalo.

10.                                 Party Dispute Resolution.

(a)           Purpose.  The Parties intend to resolve disputes in a manner that will foster a spirit of cooperation and efficiency in the administration of and compliance by each Party with the provisions of this Agreement.

(b)           Negotiation:  In the event of any dispute, claim, question, or disagreement arising from or relating to this Agreement or the breach hereof, the involved Parties shall use their best efforts to settle the dispute, claim, question, or disagreement.  To this end, any Party may provide written notice of a claim to the other in accordance with Section 10(a) hereof.  Upon receipt of such written notice, the involved Parties shall then meet within fourteen (14) days, shall negotiate in good faith and shall attempt to reach a just and equitable solution satisfactory to all involved Parties.

(c)           Method of dispute resolution.  If the involved Parties do not reach such resolution within a period of thirty (30) days after such meeting, or if the involved Parties fail to meet and thirty (30) days pass after the written notice of a claim is received, then, upon notice by either involved Party to the other, either involved Party may submit the dispute, claim, question, or disagreement to binding arbitration.

(d)           Arbitration notice.  The notice for arbitration shall specify with particularity the nature of the dispute, the particular provision of the Agreement at issue and the proposed relief sought by the Party demanding arbitration; provided, however, that no involved Party may seek monetary damages, other than specific performance, for any alleged dispute, claim, question or disagreement.

(e)           Selection of arbitrators.  Each involved Party shall select one arbitrator and the two arbitrators shall select the third; provided, however, that if a dispute involves two or more of the Corporation, SEGC and the Nation as involved Parties, then these involved Parties shall only be entitled to select one arbitrator from amongst them.

(f)            Procedures for arbitration.  Arbitration under this Section shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association or such other rules as the involved Parties mutually agree.  Three arbitrators shall preside and shall be selected by the involved Parties in accordance with the commercial arbitration rules of the American Arbitration Association.  The arbitration shall take place at a location agreed upon by the involved Parties or, in the absence of such agreement, determined in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  The arbitrator(s) shall render a decision within forty-five (45) days after the conclusion of the arbitration.

(g)           Arbitration costs.  The cost of the arbitration shall be shared equally by the involved Parties, but the involved Parties shall bear their own costs and attorneys’ fees associated with their participation in the arbitration.

(h)           Remedies.  For Material Breaches, the arbitrators may impose as a remedy only specific performance or termination of the Agreement.  For all other breaches other than Material Breaches, the arbitrators may impose as a remedy only specific performance.  In no event shall monetary damages, other than specific performance, be available as a remedy to any Party for any alleged breaches of this Agreement, including Material Breaches.

(i)            Arbitration decision.  The decision of the arbitrators shall be final, binding and non-appealable.  Failure to comply with the arbitration award within the time specified therein for compliance, or should a time not be specified, then forty-five (45) days from the date on which the arbitration award is rendered, shall be deemed a breach of the Agreement.  The prevailing party in an arbitration proceeding may bring an action solely and exclusively in the U.S. District Court for the Western District of New York to (i) compel arbitration under this Agreement or (ii) enforce an arbitration decision.  The Nation and the Corporation and SEGC, irrevocably agree to waive their respective sovereign immunity on a limited basis, to consent to the jurisdiction of such federal court and any federal court having appellate jurisdiction over actions of such court and to consent to suit in such courts solely and exclusively for the strictly limited purpose of such an action in such courts as described in the previous sentence and for no other purpose.   The Nation and the Corporation hereby expressly and irrevocably waive any right they may have to seek tribal proceedings or jurisdiction for resolution of a dispute related to this Agreement or the subject matter hereof.

11.                                 Miscellaneous.

(a)           Official notices and communications.

All notices and communications required or authorized to be served in accordance with this Agreement shall be served by Certified Mail at each of the following addresses:

Seneca Gaming Corporation

President

Seneca Gaming Corporation

310 Fourth Street

Niagara Falls, New York (Seneca Nation Territory) 14303

With a copy to:

General Counsel

Seneca Gaming Corporation

310 Fourth Street

Niagara Falls, New York (Seneca Nation Territory) 14303

Seneca Nation of Indians

President

Seneca Nation of Indians

William Seneca Building

12837 Route 438

Irving, New York  14081

With a copy to:

Seneca Nation of Indians

Department of Justice

P.O. Box 231

Salamanca, New York  14779

City of Buffalo, New York

Mayor

City of Buffalo

Room 201 City Hall

Buffalo, New York 14202

With a copy to:

Corporation Counsel

City of Buffalo

Room 201 City Hall

Buffalo, New York 14202

(b)           Further Assurances.  The Parties shall execute and deliver all further instruments and documents and take any further action that may be reasonably necessary to implement the intent and the terms and conditions of this Agreement.  Without limitation of the foregoing, the Parties will each seek, in a timely manner, any further ratification of this Agreement that may be required.

(c)           Successors and Assigns.  All covenants and agreements herein contained by or on behalf of the Parties shall be binding upon and inure to the benefit of the  Parties and their respective legal representatives, successors, and assigns.

(d)           No Assignment.  Neither this Agreement nor any rights, responsibilities or obligations hereunder can be transferred or assigned, whether by operation of law or otherwise, without the prior written consent of the non-assigning parties.

(e)           No Third Party Beneficiaries.  All provisions herein are imposed solely and exclusively for the benefit of the Parties hereto.  No other Person shall have any right, benefit, priority, or interest hereunder or as a result hereof or have standing to require satisfaction of provisions hereof in accordance with their terms.

(f)            Governing Law.  Solely and exclusively for the limited purposes of this Agreement, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State, without reference to any conflict of laws provisions thereof except Sections 5-1401 and 5-1402 of the New York General Obligations Law.

(g)           Severability.  In the event any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement.

(h)           Modifications and Amendments.  This Agreement may be amended only by an agreement in writing executed by all of the Parties hereto, with any approval which may be required by applicable law.

(i)            References. References in this Agreement to Section or Appendix numbers or letters shall be to Sections of or Appendices to this Agreement, unless expressly stated to the contrary.  References in this Agreement to “hereby,” “herein,” “hereinafter,” “hereof,” “hereunder” and words of similar import shall be to this Agreement in its entirety and not only to the particular Section or Appendix in which such reference appears.

(j)            Compact.  Nothing in this Agreement shall limit the rights of any party to the Compact or be deemed to supersede the terms of the Compact.  In the event of a conflict between the terms of this Agreement and the terms of the Compact, the terms of the Compact shall control.

(k)           No taxes or assessments.  Nothing in this Agreement shall authorize or provide for any form of tax or assessment of any kind to be levied by the City or any other State instrumentality, political subdivision or entity on the Nation, the Corporation, Nation members, or any Nation corporation, instrumentality or entity.

(l)            Survival.  The provisions of Section 9(c) of this Agreement shall survive the termination or expiration of this Agreement.

(m)          Counterparts.  For the convenience of the Parties, this Agreement may be executed in multiple counterparts, each of which for all purposes shall be deemed to be an original, and all such counterparts shall together constitute but one and the same Agreement.

[NEXT PAGE IS SIGNATURE PAGE]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first set forth above.

CITY OF BUFFALO		SENECA GAMING CORPORATION

By:	/s/ Byron W. Brown	By:	/s/ John Pasqualoni
Name:	Byron W. Brown	Name:	John Pasqualoni
Title:	Mayor of Buffalo	Title:	Chief Executive Officer

SENECA ERIE GAMING CORPORATION

		By:	/s/ John Pasqualoni
		Name:	John Pasqualoni
		Title:	Chief Executive Officer

For purposes of Sections 4(a), 8, 9(c), 10 and 11 only, but subject to Sections 1, 2 and 3,

THE SENECA NATION OF INDIANS

By:	/s/ Barry E. Snyder, Sr.
Name:	Barry E. Snyder, Sr.
Title:	President